Exhibit 99.1

Filed By: Riverview Financial Corporation Pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 14a-12 under the Securities

Exchange Act of 1934

Subject Company: CBT Financial Corp.

(Commission File No. 333-201017)

Riverview Financial Corporation and CBT Financial Corp. announce a Merger of Equals Transaction

For Immediate Release – April 20, 2017

Contact: Riverview Financial Corporation Kirk D. Fox Chief Executive Officer (717) 957-2114	Contact: CBT Financial Corp. Michael J. Bibak President and Chief Executive Officer 814-765-7551

HARRISBURG, PA. and CLEARFIELD, PA. — (Marketwired) — Riverview Financial Corporation (“Riverview”) (OTCQX: RIVE), headquartered in Harrisburg, Pennsylvania, and CBT Financial Corp. (“CBT”) (OTC Pink: CBTC) , headquartered in Clearfield, Pennsylvania, jointly announced today the execution of an agreement and plan of merger (the “Agreement”) pursuant to which CBT will merge with and into Riverview in a transaction valued at approximately $50 million. The merger will form a combined community banking franchise with approximately $1.2 billion of assets and will provide enhanced products and services through 33 banking locations covering 12 Pennsylvania counties. Currently, Riverview operates 20 offices in Dauphin, Perry, Schuylkill, Berks, Somerset, Northumberland, Lycoming, and Lebanon county markets, and CBT operates 13 offices in Clearfield, Huntingdon, Blair, and Centre county markets. Under the terms of the Agreement, CBT shareholders will receive 2.86 shares of Riverview common stock in exchange for each share of CBT common stock. After the merger, Riverview shareholders are expected to own approximately 54% of the combined company and CBT shareholders are expected to own approximately 46% of the combined company. The board of directors of the combined company will be split evenly between Riverview and CBT directors. In addition, the combined company will move its headquarters to State College, Pennsylvania.

The Chief Executive Officer of the combined entity will be Kirk Fox, current Chief Executive Officer of Riverview Financial, the President will be Brett Fulk, current President of Riverview Financial, and the Chief Operating Officer will be Michael Bibak, current President and Chief Executive Officer of CBT Financial.

“This merger of equals transaction creates a major central Pennsylvania franchise with bank assets exceeding $1 billion and wealth management assets under management of approximately $400 million” said Kirk D. Fox, CEO of Riverview. “Additionally, our combined talent and capital base will allow us to better serve legacy CBT and Riverview customers through higher lending limits, a wider range of products, improved technology and more banking locations.” Fox went on to say “Riverview has spent considerable time and focus building a platform of talent, technology and other assets capable of achieving superior growth metrics despite a challenging environment. When this merger is complete, we estimate our compounded average growth rate of assets would be approximately 31% over the past ten-year period (using starting assets of $80 million as of 12/31/2007 for HNB Bancorp, Inc.). We are excited about this merger with CBT, as well as our joint prospects for future growth opportunities, both of which are essential for our commitment to enhancing shareholder value.”

Michael J. Bibak, President and Chief Executive Officer of CBT, said, “At its core, the decision to join CBT and Riverview was based upon a remarkably similar culture and mission of providing unparalleled customer service and superior financial products to our loyal community banking customers. The Board of Directors and I are extremely energized by the potential that exists in the affiliation with Riverview for our shareholders, customers and employees.” Bibak added “Riverview has consistently demonstrated through its ability to successfully merge with multiple banks in the past that it recognizes and utilizes the best resources available in each combination. Our Board of Directors believes that, in a partnership with Riverview, we have a unique opportunity to enhance value for all CBT constituents, while remaining dedicated to preserving CBT’s rich heritage and valued culture of community service and loyalty to customers, communities and employees alike.”

The merger is subject to closing conditions enumerated in the Agreement, including receipt of customary regulatory approvals and the approval of the Agreement by CBT’s shareholders. It is anticipated that the transaction will close in the fourth quarter of 2017.

Ambassador Financial Group, Inc. served as financial advisor to Riverview and Barley Snyder LLC served as Riverview’s legal counsel. Boenning & Scattergood, Inc. served as financial advisor to CBT and Luse Gorman, PC served as CBT’s legal counsel.

About Riverview Financial and Riverview Bank

Riverview Financial Corporation is the bank holding company for Riverview Bank, headquartered in Harrisburg, Pennsylvania and operating twenty offices located in Schuylkill, Perry, Dauphin, Somerset, Berks, Northumberland, Lebanon, and Lycoming counties. Riverview Financial trades on the OTCQX under the symbol “RIVE.” For more information about Riverview Financial Corporation and Riverview Bank, visit its website at www.riverviewbankpa.com.

About CBT and CBT Bank

CBT is the bank holding company for CBT Bank, headquartered in Clearfield, Pennsylvania and operates thirteen offices located in Clearfield, Huntingdon, Blair, and Centre counties. CBT is quoted s on the OTC Pink under the symbol “CBTC.” For more information about CBT and CBT Bank, visit its website at www.cbtbank.bank.

This news release may contain “forward-looking statements” which are made in good faith by Riverview or CBT. These forward-looking statements include statements with respect to Riverview or CBT’s strategies, goals, beliefs, expectations, estimates, intentions, financial condition, results of operations, future performance and business. Statements preceded by, followed by or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important economic, regulatory, legal and technological factors, among other, could cause Riverview or CBT’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Riverview and CBT caution that the foregoing factors are not exclusive. Neither Riverview nor CBT undertakes to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Riverview or CBT.

The following disclosure is made in accordance with Rule 165 of the Securities and Exchange Commission:

Additional Information About The Transaction and Where to Find It

The proposed transaction will be submitted to the shareholders of CBT for their consideration and approval. In connection with the proposed transaction, Riverview will be filing with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 which will contain a proxy statement/prospectus to be distributed to the shareholders of CBT. Investors are urged to read the registration statement and the proxy statement/prospectus regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Once filed, investors will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Riverview and CBT, free of charge from the SEC’s Internet site (www.sec.gov), by contacting Riverview Financial at 717-957-2114 or by contacting CBT at 814-765-7551. INVESTORS SHOULD READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE TRANSACTION.

Participants in The Transaction

The directors, executive officers, and certain other members of management and employees of CBT are participants in the solicitation of proxies in favor of the merger from the shareholders of CBT. Information regarding the directors and executive officers of Riverview and CBT, and the interests of such participants, will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC if and when they become available.

This document is not an offer to sell shares of RIVE’s securities which may be issued in the proposed transaction. Such securities are offered only by means of the joint proxy statement/prospectus referred to above.

Source: Riverview Financial Corporation and CBT Financial Corp.